EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS

FIRST QUARTER 2005 RESULTS

Bedford, MA – April 20, 2005 - Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated net income for the first quarter ended March 31, 2005 totaled $1.6 million, or $0.09 per share. Though net income decreased from $4.1 million, or $0.22 per share, for the first quarter of 2004, earnings per share were at the high end of the Company’s guidance of $0.05 to $0.09 provided on February 1, 2005. As expected, earnings for the quarter reflected a sequential decrease from fourth quarter 2004 principally due to increased investment in strategic initiatives, including sales and marketing, engineering, research and development, and general and administrative costs to support new licensed product offerings, global expansion and ongoing enhancements to the Company’s mobile services platform. Additionally, expenses associated with the Freedom Wireless lawsuit increased sequentially in the first quarter due to higher costs to support the trial, which commenced on February 28, 2005.

Total revenues for the first quarter were $26.4 million, down 3% from $27.2 million for the first quarter of 2004 and up 1% sequentially from the fourth quarter of 2004. As of March 31, 2005, bcgi had 3.79 million prepaid wireless subscribers, down 270,000 from March 31, 2004, and 19,000 higher than December 31, 2004. Subscribers increased sequentially for the quarter, principally due to growth from expansion of existing customers, as well as a lower than expected rate of churn among certain carriers and slower than expected conversions. Total average billed minutes of use per subscriber per month was 120 minutes, a 3% increase over the first quarter of 2004 and 8% higher than the fourth quarter ended December 31, 2004.

Cash and short-term investments decreased $5.4 million during the first quarter to $72.3 million as of March 31, 2005, primarily due to the timing of accounts receivable payments which caused an increase in average days sales outstanding to a more normalized level of 73 days, up from the fourth quarter’s relatively low level of 63 days.

Outlook

The Company anticipates earnings will approximate $0.03 to $0.06 per share for the quarter ending June 30, 2005. Previously, the Company reported that Verizon Wireless would begin migrating subscribers to an internal prepay platform during the fourth quarter of 2004. Conversions have been ongoing and are expected to continue through the fourth quarter of 2005. In addition, the Company anticipates, as previously announced, that it will continue to have fewer gross additions from Cingular Wireless.

The Company also plans to continue to invest in its Access Management, Payment, Network, and Billing products and continue to expand its sales and marketing efforts as it extends its global reach and supports emerging markets, including MVNO’s (Mobile

Virtual Network Operators). These strategic initiatives are expected to result in increases in cost of revenues and sales and marketing. The Company expects the Freedom Wireless trial to be completed in mid May 2005. Legal costs during the second quarter of 2005 are anticipated to be higher than the first quarter of 2005 due to additional expected trial days in the second quarter, resulting in estimated legal costs of $0.08 to $0.10 per share.

“Supported by ongoing strategic investment, we continue to advance the development of key products and services designed to capitalize on several tangible industry trends with high-growth potential,” said E.Y. Snowden, president and chief executive officer. “As evidenced by our recently announced agreement with AMP’d Mobile, our mobile services platform and expertise at providing outsourced services to carriers and resellers makes us the ideal partner for enabling MVNOs that require robust real-time and postpaid billing capabilities, multiple payment and distribution channels, and powerful access management solutions. In addition, we continue to enhance the functionality and appeal of our Access Management products by adding mobile content filtering capabilities to bcgi Mobile Guardian. The recently announced Mobile Guardian Filter is a groundbreaking solution that addresses the rapidly emerging need among operators and subscribers for tools to filter mobile content that may not be appropriate for all audiences. Furthermore, the continuing focus on the development and promotion of all of our products for licensed deployments is in lockstep with the converged mobile services needs of a majority of wireless operators around the world.”

Mr. Snowden continued, “Efforts to diversify revenue streams among various product lines and customers continues to offset the decline in revenue from business with Verizon Wireless and Cingular Wireless. Despite a 15% aggregate drop in our revenue from these two customers, our overall corporate revenues increased from the fourth quarter of 2004.”

Conference Call

The Company will be holding a conference call and webcast at 5:00 p.m. ET, April 20, 2005 to discuss results for the period ended March 31, 2005 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for seven days following the call via telephone at 1-800-642-1687 (conf id 5283583) and for 90 days on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (NASDAQ: BCGI) develops products and services that enable wireless operators to fully realize the potential of their networks. bcgi’s access management, billing, payment and network solutions help operators rapidly deploy and manage innovative voice and data services for subscribers. Available as licensed products and fully managed services, bcgi’s solutions power carriers and enable MVNOs with market-leading implementations of prepaid wireless, postpaid billing, wireless account funding and m-commerce. bcgi was founded in 1988 and is listed on the S&P Small Cap 600 and Russell 2000 indices. For more information, visit www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding earnings per share estimates, estimates of future legal, cost of service and sales and marketing expenses, the timing of the Freedom Wireless trial and expectations regarding new product offerings and expansion into new markets. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, a change in the revenues from the Company’s major customers including, Verizon Wireless, Cingular Wireless and Nextel Communications, which represented 27%, 19% and 29%, respectively, of the Company’s consolidated revenues for the three months ended March 31, 2005, greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of the Company’s carrier customer contracts, an unfavorable judgment in the Freedom Wireless suit which could result in damages in excess of $250 million or could significantly restrict bcgi’s ability to conduct business, the ability to market and sell new solutions to wireless carriers, as well as the others factors that may affect future operating results detailed in bcgi’s annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries - investor_relations@bcgi.net

Financial Relations Board:

Joe Calabrese, Investor Inquiries (212) 827-3772

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	3/31/05	3/31/04
NET REVENUES	$26,351	$27,245

EXPENSES:
Cost of revenues (1)	6,677	6,378
Engineering, research and development	4,757	3,796
Sales and marketing	2,476	1,872
General and administrative	2,529	2,086
General and administrative – legal expense (2)	2,210	1,150
Depreciation and amortization	5,554	5,469

Total expenses	24,203	20,751
Operating income	2,148	6,494
Interest income	403	312

Income before income taxes	2,551	6,806
Provision for income taxes	918	2,722

Net income from continuing operations	1,633	4,084
Net loss from discontinued operations (3)	—	(11)

Net income	$1,633	$4,073

Basic Net Income Per Share:
Continuing operations	$0.09	$0.22
Net income	$0.09	$0.22
Weighted average common shares outstanding	17,602	18,277

Diluted Net Income Per Share:
Continuing operations	$0.09	$0.22
Net income	$0.09	$0.22
Weighted average common shares outstanding	17,726	18,720

Notes to Condensed Consolidated Statements of Operations:

(1)	Exclusive of depreciation and amortization, which is shown separately below.
(2)	General and administrative – legal expenses consists primarily of legal fees to defend the patent infringement suit brought by Freedom Wireless.
(3)	The Company’s Roaming Service business was discontinued in the quarter ended March 31, 2004.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS

Current assets:

Cash and short-term investments	$72,343	$77,752
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $442 in 2005 and $474 in 2004	21,405	17,358
Prepaid expenses and other current assets	3,905	3,226

Total current assets	97,653	98,336

Property and equipment, net	54,771	55,559

Goodwill and other assets	14,514	14,116

Total assets	$166,938	$168,011

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$15,768	$19,042

Total current liabilities	15,768	19,042

Non-current liabilities:
Accrued pension liability	3,721	3,476
Deferred income taxes	7,046	7,046

Total non-current liabilities	10,767	10,522
Shareholders’ equity:
Common stock and additional paid-in capital	104,340	104,017
Retained earnings	36,063	34,430

Total shareholders’ equity	140,403	138,447

Total liabilities and shareholders’ equity	$166,938	$168,011

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited and in thousands)

	Three months ended March 31,
	2005	2004
OPERATING ACTIVITIES

Net income from continuing operations	$1,633	$4,084
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,554	5,469
Deferred income taxes	(135)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(4,047)	(1,058)
Prepaid expenses and other assets	(638)	(592)
Accounts payable, accrued expenses and deferred revenue	(3,600)	(2,058)
Income taxes payable	917	2,235
Other non-current liabilities	245	200

Net cash provided by (used in) operating activities of continuing operations	(71)	8,280

Loss from discontinued operations	—	(11)
Net change in operating assets and liabilities of discontinued operations	—	(2)

Net cash used in operating activities of discontinued operations	—	(13)

Net cash provided by (used in) operations	(71)	8,267

INVESTING ACTIVITIES
Payment of earnout of acquired business	(591)	(424)

Purchases of long-term investments	(454)	—

Purchases of short-term investments, net of sales	(1,745)	467

Purchase of property and equipment	(4,616)	(4,371)

Net cash used in investing activities	(7,406)	(4,328)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	18	212
Proceeds from issuance of common stock	354	334

Net cash provided by financing activities	372	546

Increase (decrease) in cash and cash equivalents	(7,105)	4,485
Cash and cash equivalents at beginning of period	9,467	2,960

Cash and cash equivalents at end of period	$2,362	$7,445